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                            ONCURE TECHNOLOGIES CORP.
                                LOCK-UP AGREEMENT



                                                                   June 19, 2001


Continuum Capital Partners, Inc.
12147 Rosedale Terrace
Boynton Beach, Florida 33437


Ladies and Gentlemen:

     The undersigned, a beneficial owner of shares of the common stock, par value $0.001 per share (the "Common Stock"), of OnCure Technologies Corp., a Florida corporation (the "Company"), understands that the Company has filed or will file with the Securities and Exchange Commission a registration statement on Form SB-2 for the registration of certain shares of Common Stock (the "Registration Statement"). In connection therewith, the undersigned believes that it is in his best interest to provide the following conditions on his shares of Common Stock.

     Except as provided in the following paragraph, the undersigned hereby agrees that, for a period of twenty-four (24) months subsequent to the date of the Plan and Agreement of Reorganization, by and among the Company and U.S. Cancer Care, Inc., the undersigned will not sell, assign, hypothecate, pledge or otherwise dispose (either pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, or otherwise) of any shares of Common Stock registered in the name of the undersigned or beneficially owned by the undersigned or subsequently acquired through the exercise of any options, warrants or any conversion of debt, preferred stock or other security convertible into Common Stock (collectively, the "Securities"), without the prior written consent of Continuum Capital Partners, Inc. (the "Investors"). In addition, before any transfer of Securities may occur, the transferee thereof shall agree in writing to the terms hereof.

     Notwithstanding the foregoing, the undersigned may transfer, sell, assign, hypothecate, pledge or otherwise dispose of some or all of his Securities (in accordance with all applicable laws) upon the occurrence of any of the following events:

     (i)  the sale of all or substantially all of the Company's assets;

     (ii) the average daily trading volume of the Common Stock for the sixty
          (60) consecutive trading days preceding the date of determination is not less than 40,000 shares, provided that the average market price of the Common Stock is at least $4.00 per share, for the sixty (60) consecutive trading days preceding the date of determination; and



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    (iii) the transfer, sale, assignment, hypothecation, pledge or disposal by the Investors of either (x) 75% of their initial equity interest in the Company or (y) any amount of their equity interest in the Company provided that the Investors recoup an amount equal to their initial investment in the Company.

In addition, the undersigned may transfer, sell, assign, hypothecate, pledge or otherwise dispose of some or all of his shares of Common Stock (in accordance with all applicable laws) which were initially acquired by the undersigned in the May 1998 private placement offering of U.S. Cancer Care, Inc.

     This letter agreement shall be binding on the undersigned and his respective successors, heirs, personal representatives and assigns.

     This letter agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to conflict of law principles.

     The undersigned has read this letter agreement and has discussed, to the extent the undersigned deemed necessary, the conditions presented herein with counsel.

Dated:  January 17, 2001                             Very truly yours,

                                                     /s/  Jeffrey A. Goffman
                                                     -----------------------
                                                     Jeffrey A. Goffman